DIXON HUGHES PLLC
Certified Public Accountants and Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Plan Administrator
First South Bank Employees' Savings & Profit Sharing Plan and Trust

We consent to incorporation by reference in the registration statement (No. 333-132623) on Form S-8 of First South Bancorp, Inc. of our report dated June 23, 2006 relating to the statements of net assets available for benefits of First South Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2005 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006 annual report on Form 11-K of First South Bank Employees' Savings & Profit Sharing Plan and Trust.

Dixon Hughes PLLC

Greenville, North Carolina
June 28, 2007